EXHIBIT 99.1


                                  NEWS RELEASE
________________________________________________________________________________


                           ACCUIMAGE DIAGNOSTICS CORP.
                               400 GRANDVIEW DRIVE
                          SOUTH SAN FRANCISCO, CA 94080
                               STOCK SYMBOL: AIDP


FOR IMMEDIATE RELEASE



                   AccuImage Change in its Board of Directors

     SOUTH SAN FRANCISCO, CALIF. - NOVEMBER 13, 2002 - AccuImage Diagnostics Corp. (OTCBB: AIDP)

     Leon Kaufman, Ph.D., AccuImage CEO, announced today that Dr. Alexander Margulis has resigned from the AccuImage Board of Directors. Dr. Margulis will retain his position as Chairman of the AccuImage Medical Advisory Board. "Increased Board activity, my move from San Francisco to New York, coupled with my worldwide teaching load, has impacted on my ability to serve on the Board", Dr. Margulis said. "I plan to remain actively involved as Chair of the Medical Advisory Board, where I can best serve the company", he added.

     In announcing Dr. Margulis' resignation Dr. Kaufman said "It saddens me that for the second time in my career I have lost my 'boss'. Alex has contributed a great deal to AccuImage, and I know that he will remain a contributor, on the Medical Advisory Board, unofficially, and as a good personal friend".

     AccuImage is engaged in the development, marketing and support of software for visualization, analysis and management of medical imaging data, particularly in support of the rapidly growing market for expanded applications of CT scanning. The software brings value by reducing the time the physician needs for


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reviewing and reporting  cases,  enhancing the  interpretation  of studies,  and
providing  3-D  images  for  marketing,   promotion  and  patient   information.
Efficiency gains and cost savings are realized through automated reporting tools incorporating expert knowledge, and by providing hardware and software for distribution of the images and reports via internal networks as well as internet transmission to remote locations, to referring physicians and to patients. The Company has expanded its markets by creating unique products for digital radiography, by the offer of innovative obsolescence protection packages, and by expanding its line of report generation software. For company information please visit the AccuImage website at www.accuimage.com.

     Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which AccuImage operates, the estimated impact of certain technological advances, as well as management's beliefs and assumptions. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially include, among others: reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; determinations by regulatory and administrative government authorities; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports.


CONTACTS:

    AccuImage Diagnostics Corp.:  650/875-0192,  www.accuimage.com

    Investor Relations:  investors@accuimage.com

    Leon Kaufman, Ph.D., CEO:   contact@accuimage.com